UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2026

AmpliTech Group, Inc.

(Exact name of registrant as specified in our charter)

Nevada	001-40069	27-4566352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Plant Avenue, Hauppauge, NY	11788
(Address of Principal Executive Offices)	(Zip Code)

(631) 521-7831

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AMPG	The Nasdaq Stock Market LLC
Series A Right to purchase one share of common stock	AMPGR	The Nasdaq Stock Market LLC
Series B Right to purchase one share of common stock	AMPGZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported in its Form 10-Q for the quarter ended March 31, 2024, the Company made several transactions in digital currency in the total amount of approximately $3.25 million. In connection with the transactions, the Company believes that it was fraudulently induced to hold its digital currency with a custodian whom the Company believed to be valid but no longer exists. As a result of the digital currency transactions, the Company was a victim of a cyber phishing scam that defrauded the Company and recorded a complete loss from the investment in digital assets of approximately $3,200,000.

In response to the digital currency incident, the Company’s Board of Directors formed a special committee consisting of independent directors who engaged outside counsel to conduct an extensive internal and external investigation. As a result of the special committee investigation, management identified material weaknesses in the Company’s internal controls over financial reporting and adopted broader corrective actions and governance and internal control enhancements, including requiring dual authorization on all ACH payments and bank wires and appropriate approval hierarchy, including Board special committee approval on material transactions and agreements or any investment of Company funds over a threshold amount. Following the investigation, the Company also determined that the digital currency loss resulted from an isolated incident, and it did not identify any evidence that any current or former director, officer, or employee personally benefitted from, participated in, or knowingly facilitated the fraudulent scheme.

In addition, as previously reported, the Company received a letter dated October 31, 2024, from a securities class action law firm representing a single shareholder (“Shareholder”) demanding that the Company’s Board of Directors take action against current and/or former officers and directors of the Company at the time of the digital currency transactions asserting violations of fiduciary duties of good faith, loyalty and due care in connection with the digital currency investment. With the assistance of outside counsel, the special committee reviewed the letter and prepared a response thereto. Through their respective law firms, the Company and Shareholder then exchanged correspondence, and, until recently, the last of which occurred on February 12, 2025. The underlying events discussed in the correspondence were previously disclosed in the Company’s SEC filings beginning in May 2024.

In June 2026, more than two years after the digital currency investment loss was investigated and reported, and the above-described remedial measures undertaken, the Company received follow-up correspondence from the Shareholder’s law firm indicting that the Shareholder intends to file a derivative complaint in District Court Washoe County, Nevada against the Company, the then directors, and certain of its current officers (collectively “Individual Defendants”) and attached a draft complaint. The threatened claims relate to the same above-described digital currency events previously investigated, disclosed, and remediated by the Company in 2024. In the draft complaint, the Shareholder alleges that the Individual Defendants breached their fiduciary duties, abused their control, and engaged in other alleged related misconduct in connection with the digital currency investment. The draft complaint also seeks various forms of monetary and equitable relief, including restitution, attorney’s fees, and corporate governance demands. The draft complaint contains allegations only. No lawsuit has been filed, no court has ruled on the merits of any claim, and the Company disputes both the allegations and legal conclusions contained in the draft complaint.

At this time and based on current information, the Company and the Individual Defendants intend to vigorously defend themselves if the draft complaint is filed in Nevada, as they believe the threatened lawsuit is without legal or factual merit. The Company also does not believe based on current information that this proposed lawsuit will have material adverse effect on its business, operations or financial condition. No assurance can be given, however, that additional causes of action may be brought when or if the actual complaint is filed or that new or additional facts may arise that may change the Company’s view on the proposed complaint. Because no complaint has been filed, the Company cannot predict the ultimate outcome or timing of any litigation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

AmpliTech Group, Inc.

	By:	/s/ Fawad Maqbool
Fawad Maqbool
Chief Executive Officer

Dated: June 22, 2026

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